UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 6, 2025

Redfin Corporation
(Exact name of registrant as specified in its charter)

Delaware		001-38160	74-3064240
(State or other jurisdiction of incorporation or organization)		(Commission File Number)	(I.R.S. Employer Identification No.)

1099 Stewart Street	Suite 600
Seattle	WA		98101
(Address of principal executive offices)			(Zip Code)

(206)	576-8333
Registrant's telephone number, including area code

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	RDFN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 6, 2025, Redfin Corporation (“Redfin” or “we”) entered into a Content License Agreement (the “Content License”) and Partnership Agreement (the “Partnership Agreement”) with Zillow, Inc. (“Zillow”).

Content License

Pursuant to the terms of the Content License, Redfin will license listings for multifamily rental properties with more than 25 units (“Rental Listings”) from Zillow to be listed on Redfin and its sites, Rent.com and ApartmentGuide.com (collectively, the “Redfin Sites”). Zillow will become the exclusive provider of Rental Listings on the Redfin Sites. The Content License provides for an initial five-year term that starts on the date Zillow’s Rental Listings first become viewable on the Redfin sites (the “Start Date”). The Content License will be automatically renewed for up to two successive renewal terms of two years each unless either party notifies the other of its intent not to renew at least twelve (12) months before the end of the then-current term. The Content License provides that Zillow will pay Redfin per lead delivered. The Content License contains customary representations, warranties, limitations of liability, and intellectual property rights pertaining to both parties.

The Content License is subject to termination by either party in the case of material breach by the other party, insolvency, or certain change of control scenarios involving either party. If the Content License is terminated then, for a maximum period of one year, the parties will work in good faith to wind down their obligations under the Content License.

Partnership Agreement

Pursuant to the terms of the Partnership Agreement, Zillow will make an upfront payment of $100 million (the “Upfront Payment”) and Redfin will facilitate Zillow’s entry into advertising agreements with property management companies that currently advertise Rental Listings on the Redfin Sites.

The Partnership Agreement also contains customary representations, warranties, indemnification obligations, confidentiality obligations and limitations of liability pertaining to both parties.

Copies of the Content License and the Partnership Agreement will be filed with our Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2025.

Item 2.05 Costs Associated with Exit or Disposal Activities.

In connection with our entry into the Content License and the Partnership Agreement, we plan to restructure our rentals segment. This restructuring primarily consists of eliminating certain employee roles within, or that support, our rentals segment between February and July, 2025. We expect this restructuring will impact approximately 450 rentals employees.

We expect to incur between approximately $18 million and $21 million in total charges in connection with the restructuring. We expect to recognize the majority of the charges by the end of the quarter ending June 30, 2025.

We expect this restructuring to be completed by the quarter ending September 30, 2025.

Item 7.01 Regulation FD Disclosure.

On February 11, 2025, Redfin and Zillow issued a joint press release announcing the events described in Item 1.01 of this report.

The information contained in Item 7.01 of this report is being “furnished” and shall not be deemed “filed” for purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any registration statement or other filings by us under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be set forth by specific reference in such filing.

Forward-Looking Statements

This report contains forward-looking statements, such as statements concerning our expected restructuring and the related charges, within the meaning of federal securities laws that involve risks and uncertainties. We believe our expectations related to these forward-looking statements are reasonable, but actual results may turn out to be materially different. Factors that could cause actual results to differ materially from the forward-looking statements include our inability to successfully implement the restructuring of our rentals business and partnership with Zillow; unanticipated developments that may delay or increase the costs associated with our restructuring and partnership; a change in the number of employees being terminated as part of the restructuring; and disruptions in relationships with customers, suppliers, vendors, contractors, employees, lenders, and consumers given our decision to restructure and form a partnership with Zillow. For additional factors, please see the risks and uncertainties identified under the heading "Risk Factors" in our annual report for the year ended December 31, 2023, as supplemented by our quarterly report for the quarter ended March 31, 2024, each of which are available on our Investor Relations website at http://investors.redfin.com and on the SEC website at www.sec.gov. All forward-looking statements reflect our beliefs and assumptions only as of the date of this 8-K. We undertake no obligation to update forward-looking statements to reflect future events or circumstances.

Item 9.01. Financial Statements and Exhibits

Exhibit Number	Description
99.1	Press release dated February 11, 2025
104	Cover page interactive data file, submitted using inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Redfin Corporation
(Registrant)

Date: February 11, 2025	/s/ Chris Nielsen
Chris Nielsen Chief Financial Officer